                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

SANTA BARBARA RESTAURANT GROUP, INC.

Contacts:  Andrew F. Puzder
           Chief Executive Officer
           (805) 898-7134

           Ted Abajian
           Chief Financial Officer
           (805) 569-6601

SANTA BARBARA RESTAURANT GROUP COMPLETES ACQUISITION OF LA SALSA HOLDING COMPANY
       AND APPOINTS KEVIN OSBORN PRESIDENT OF LA SALSA AND GREEN BURRITO

         SANTA BARBARA, CALIF. - July 16, 1999 - Santa Barbara Restaurant Group, Inc. (NASDAQ:SBRG) ("SBRG") today announced the completion of the previously announced acquisition of La Salsa Holding Company ("La Salsa"), the operator of 52 Company-operated and 48 franchised La Salsa Fresh Mexican Grill restaurants. The selling shareholders of La Salsa will receive 3.0 million shares of SBRG common stock, a note in the amount of $6.0 million which, subject to SBRG shareholder approval, is convertible into 1.5 million shares of SBRG common stock. Shareholders will vote on the conversion at a meeting scheduled for August 16, 1999. Additionally, shareholders of La Salsa will receive from Fidelity National Financial, Inc., SBRG's largest shareholder, currently outstanding warrants to purchase a total of 500,000 shares of SBRG common stock at $7.00 to $7.50 per share. SBRG will assume approximately $5.6 million of outstanding La Salsa debt.

         SBRG also announced the appointment of Kevin Osborn as president of its La Salsa and Green Burrito divisions. Kevin has 17 years experience in the restaurant industry with Taco Bueno Restaurants, Inc. For the last 10 years he has served as regional vice president of operations with responsibility in all aspects of restaurant operations.

         In addition, SBRG has hired Ron Brill as vice president of operations for La Salsa. Ron is a 14-year veteran of Carl's Jr. and has been a district manager for the past seven years. Over the past few years, he has been one of the top operating people in the Carl's Jr. system. He will be responsible for the day-to-day operations of La Salsa.

         Andrew F. Puzder, chief executive officer of SBRG, stated, "I am pleased that we have closed this transaction and we can now focus on growing La Salsa. Kevin and Ron both have

Santa Barbara Restaurant Group, Inc.
Press Release
Page 2


outstanding track records operating in this environment and bring the experience and operating know-how that we need to manage these restaurants."

         SBRG operates 55 JB's restaurants, 21 Timber Lodge Steakhouse restaurants, six Galaxy Diner restaurants and six Green Burrito restaurants. The Company also has 39 franchised Green Burrito stand-alone restaurants, 192 franchised dual-concept restaurants and 28 franchised JB's restaurants for a total of 347 restaurants controlled by SBRG.

          "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product demand and market acceptance risks; the effect of economic conditions; the impact of competitive products and pricing; the results of financing efforts; the ability of the company to integrate and manage acquired businesses; the effect of the Company's accounting policies and other risks detailed in the Company's Securities and Exchange Commission filings.

                                       ###